Consilium Investment Management LLC

CODE OF ETHICS

Updated: May 15, 2013

A.	Introduction	3
B.	Statement of Policy	3
C.	Restrictions on Personal Securities Transactions	3
D.	Pre-Clearance of Personal Securities Transactions	6
E.	Reporting Requirements	6
F.	Protection of Material Nonpublic Information	7
G.	Other Conflicts of interest	7
H.	Other Transactions	8
I.	Background Information	9
J.	Review of Reports and Oversight of the Code of Ethics	9
K.	Rumor Controls	10
L.	Best Execution	10
M.	Honest and Ethical Conduct	11
N.	Reporting of Potential Violations	11
O.	Corporate Opportunities	11
P.	Fair Dealing	11
Q.	Confidentiality	12
R.	Laws and Regulations	12
S.	Public Disclosure and Financial Reporting	12
T.	Compliance with this Code	13
U.	Prohibition Against Retaliation	13
V.	Enforcement of this Code	13
W.	Waivers	14

Attachment A

A.           Introduction

Consilium Investment Management, LLC (“CIM”) as an investment adviser is a fiduciary that owes its clients a duty of undivided loyalty.  In order to educate our employees, protect the reputation of the firm and guard against violating the securities laws, both federal and state, CIM is adopting this Code of Ethics (the “Code”) to establish standards of conduct to which our employees must adhere.

B.           Statement of Policy

It is the policy of this firm to establish such procedures and guidelines governing the conduct of its business to prevent actual or potential conflicts of interest with its clients and to prevent violations of securities laws or other duties owed to clients.

In addition to the firm's fiduciary duty to its clients which requires each employee to act solely for the benefit of the clients, employees also have a duty to act in the best interests of the firm.  Therefore, it is in the best of interests of CIM to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all situations which might pose a risk of securities laws violations or create conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the firm's employees can minimize their and the firm's potential exposure to violations of securities laws, prevent fraudulent activity and reinforce fiduciary principles.

Failure to comply with the provisions of this Code is a ground for disciplinary action, including discharge, by the firm. Adherence to the Code is considered a basic condition of your employment with the firm. If you have any doubt as to the propriety of any activity, you should consult with the person charged with the administration of this Code, who is the firm’s Chief Compliance Officer (“CCO”), Charles T. Cassel III.

A copy of this Code and any amendments will be provided to each supervised person (as defined in the Investment Advisers Act of 1940).  Each person must acknowledge in writing the receipt of these copies.   A “supervised person” means any partner, Officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

C.           Restrictions on Personal Securities Transactions

Essentially, this policy prohibits "access persons” (as defined below) from engaging in Personal Securities Transactions (as defined below) involving securities and financial instruments which  the  firm  and  any  of  its  affiliates  is  recommending  or  trading  or  contemplates recommending to clients, and certain other securities and financial instruments.

No access person may engage in Personal Securities Transactions involving any financial instruments which are:

•	Owned by a client. This includes all collective investment schemes and managed accounts. This ban also holds true for financial instruments where a credit report is being prepared.

•
Actively contemplated for transactions on behalf of clients, even though no buy or sell orders have been placed. This restriction applies from the moment that an employee has been informed in any fashion that any advisory representative intends to purchase or sell a specific security for clients' accounts. This is a particularly sensitive area and one in which each employee must exercise caution to avoid actions which, to his or her knowledge, are in conflict or in competition with the interests of clients;

Long only transactions are allowed in the following financial instruments:

•	Debt or equity securities, including closed-end funds, in emerging markets, defined as a country outside the G-10;

•	Exchange Traded Funds (ETF’s) in emerging markets, defined as a country outside the G-10.

The prohibition in this Section of the Code, however, does not extend to sovereign debt securities, and shares of open-end investment companies (mutual funds).

Unless short sales, options, and margin transactions involve financial instruments which fall within the above prohibitions, employees may engage in such transactions; however, such transactions are strongly discouraged. Any employee engaging in such transactions should recognize the danger of being "frozen" because of the general restrictions which apply to personal transactions as noted above.

Any employee, who feels that the above prohibitions create a particular hardship for him or her in a particular case, should discuss the facts with the CCO. In specific cases of extreme hardship, an exception may be granted if the interests of the firm's clients permit.

An “access person” is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendation to clients or who has access to such recommendation that are nonpublic. Note that under this last clause, even if you have no involvement in making recommendations, you may become an access person simply by learning of recommendations or decisions being made by CIM in the course of your employment duties. A current list of CIM's access persons can be found in Attachment A.

For the purpose of this Code, "Personal Securities Transactions" include securities transactions for your own account or transactions for other accounts in which you have "beneficial interest," unless you have no direct or indirect influence or control over the account or the transaction. "Beneficial interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An access person is deemed to have a beneficial interest in securities owned by members of his or her immediate family.  Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an access person has a beneficial interest in a security should be brought to the attention of the CCO.

"Immediate family" of an access person means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
step-child	spouse	daughter-in-law
grand-child	sibling	brother-in-law
parent	mother-in-law	sister-in-law
step-parent	father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, you are not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions (discussed below) is not required. In all transactions involving such accounts you should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with our investment advisory clients or with respect to your position as a supervised person  of the firm. In this regard, your attention is directed to Sections 5 and 6, "Other Conflicts of Interest," and "Other Transactions," respectively, which do apply to such situations.

The term "securities" for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and currency futures. More specifically, "security" has the same meaning set forth in Section 2 (a) (36) of the Investment Company Act of 1940.

D. Pre-Clearance of Personal Securities Transactions

Every Personal Securities Transaction by an access person must be pre-cleared prior to execution in accordance with the procedures set forth below.

Any access person wishing to enter into a Personal Securities Transaction shall submit via e-mail a notice to the CCO and/or the Compliance Associate. The notice shall (a) state the name of the issuer and type of security, the proposed transaction date, the number of shares or the face amount of the security proposed to be purchased or sold, and (b) represent that to the knowledge and belief of the advisory representative, after due inquiry, the proposed Personal Securities Transaction is not prohibited under the Code. Such a notice shall be submitted, and approval of the proposed transaction shall be provided by the CCO or the Compliance Associate via e-mail, before execution of the proposed transaction. Mr. Binder or Ms. Novick will approve the transactions of the CCO.  The CCO or the Compliance Associate is required to approve the transactions of other access persons. Pre-Clearance approval of any such transaction shall be effective for five (5) business days following such approval.  If five (5) business days expire prior to the execution of such transaction, a new written request shall be provided by the access person. If the proposed Personal Securities Transaction is approved, a copy of the document evidencing approval and a copy of the notice requesting approval shall be maintained in an easily accessible place by CIM for a period of not less than six years (the first two years in an appropriate office of CIM). In addition, each access person shall comply with the reporting requirements set forth in Section E below.

E. Reporting Requirements

The Securities and Exchange Commission ("SEC") has proposed Rule 204A-1 under the Advisers Act that would require access persons of investment advisors to report their personal securities transactions and holdings.  Rule 17j-1 of the Investment Company Act was adopted in
1980 and has required that advisers to investment companies have procedures in place that require access persons to submit periodic reports regarding their personal securities holdings and transactions.  CIM has determined to adopt policies under its Code that mirror many of the requirements under 17j-1.

Therefore, CIM requires that a record of all Personal Securities Transactions made by access persons be made and kept available for inspection, and that these records be maintained on a monthly basis. To comply with this policy, every access person and members of his or her immediate family must arrange for the Compliance Staff to receive from any broker, dealer, or bank that executes any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such access person or such immediate family member has a beneficial interest. Each month, the Compliance Staff will review the brokerage statements, together with the log of transactions in all client accounts and will discuss any apparent issues first with the access person. After this initial discussion, the CCO shall have sole discretion as to what action to take, including implementing the procedures in Section 8. In addition access persons are required to present an Initial Statements of Holdings (upon first joining the company) and Annual Statements of holdings, as required by rule 17j-1.

Additionally, every access person must file a Quarterly Certificate Form with the Compliance staff within 20 calendar days after the end of each calendar quarter. The Quarterly Certificate Form will require every access person to represent that s/he, and each member of his/her immediate family has arranged for the duplicate confirmations and monthly statements for each brokerage account required in the preceding paragraph to be sent to the Compliance staff. Quarterly Certificate Forms will be distributed to all access persons. Completed forms should be sent to the Compliance staff. All access persons must file Quarterly Certification Forms even if there were no reportable transactions during the quarter. All Quarterly Certification Forms and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than six years, the first two years in an appropriate office of CIM.

F.           Protection of Material Nonpublic Information

For purposes of this Code “material nonpublic information” includes information about the adviser’s securities recommendations, client securities holdings and transactions and nonpublic information about a publically traded company.

Client information should be accessed on a “need to know” basis and should be treated as inside information within the accepted use of the term. That is information which has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.

No employees of the firm shall make use of material non-public ("inside") information concerning any client or publically traded company, nor shall any employee of the firm disclose any  such  inside  information  to  other  persons,  including  clients  of  the  firm,  if  such  use  or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (together, the '"34 Act") or the spirit of the newly proposed Rule 204A-1. Every employee shall keep confidential any information communicated to such employee, including all information related to securities recommendations and investment decisions being made by the firm. No employee shall, in violation of the '34 Act, direct trades in securities  for  accounts  of  investment  advisory  clients  as  to  which  the  firm,  or  either  of  its divisions, has discretionary authority while the firm is in possession of inside information. Such use, disclosure or trades may subject both the employee and the firm to substantial legal penalties under the '34 Act and other laws.

An employee, who comes to possess or believes that he or she may have come to possess inside information concerning any publically traded company, shall discuss such information with the CCO who shall determine whether use of such information would violate the '34 Act or other laws. If the CCO determines that it would, he shall notify all employees that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions or for the accounts of clients until further notice. The CCO shall, on a monthly basis, review such reports as well as records of trades for client accounts in order to determine whether the provisions of this Section are being complied with.

G. Conflicts of Interest

Directors, officers and employees have a duty to act in the best interests of the Company and its shareholders at all times.  As part of this duty, directors, officers and employees are prohibited from engaging in any transaction which involves an improper conflict of interest.

A “conflict of interest” exists when a person’s private interests interfere in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts  of  interest  are  prohibited  as  a  matter  of  Company  policy,  unless  they  have  been approved by the Company.    Wherever a conflict of interest arises, the person involved must promptly disclose the circumstances of the conflict to the Chief Compliance Officer.

Business Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee of the Company, or any of their family members, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. In addition to this Code of Ethics, the firm’s Entertainment and Gift policy provides complete detail and guidance regarding the firm’s specific policy. Each employee should discuss with the CCO any gifts or proposed gifts for which they are not certain as to being appropriate. However, for both the employee's protection and that of the firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the firm, and whenever possible, prior approval should be sought from the CCO. Any question as to the propriety of such situations should be discussed with the CCO for ultimate approval/disapproval. Each employee shall report any and all such entertainment/gifts/requests to the CCO who will maintain a compliance log of all such requests.

Employees should also be aware that areas in addition to Personal Securities Transactions, gifts and sensitive payments may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

1.	Information acquired in connection with employment with our organization may not be used in any way which might be contrary to or in competition with the interests of clients.

2.
Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

3.
All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) should be approved by the CCO prior to acceptance of any such position.

4.
No advisory representative, other than one exercising discretionary authority over client funds, shall advise clients to purchase, hold or sell stock or other securities. No advisory representative having discretionary authority over clients' funds shall exercise such discretion to invest such funds in securities issued by the firm's parent or in that of other affiliates.

H.           Other Transactions

No employee shall participation on behalf of the firm, or any client of the firm, or on such employee's own behalf in any of the following transactions:

  1.             Use of firm funds for political purposes;
2.
Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;

3.	Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);
4.	Use of the funds or assets of the firm for any unlawful or improper purpose; and
5.	Use of any device, scheme, or practice which operates, or is intended to operate, as a fraud or deceit upon the firm or any client of the firm.

Whether a violation of any of these rules has occurred shall be determined by the firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

I.          Background Information

The Form ADV requires the reporting of past disciplinary actions taken against all "advisory affiliates." The term "advisory affiliates" includes directors and chief officers of an advisor; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only  clerical, administrative, support or similar functions. Many advisory affiliates must also provide biographical information which must be reported to the SEC.

All advisory representatives are required to provide full information to the firm as to all relevant past disciplinary actions taken against them and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the CCO.

J.           Review of Reports and Oversight of the Code of Ethics

The Compliance staff shall review all Quarterly Report Forms filed by access persons under Section E of this Code, and shall compare such individual reports of transactions entered into by the firm, its advisory affiliates and the its advisory clients. The Compliance Associate shall immediately report to the CCO and senior management at the next meeting following the receipt of any report which indicates that a Personal Securities Transaction violated a provision of this Code.

The CCO and senior management shall consider reports made to it hereunder and, upon discovering that a violation of the Code has occurred, may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the CCO.

K.              Rumor Controls

In conjunction with any and all SEC compliance requirements, CIM will not tolerate and forbids any form of manipulative or false rumors or gossip being created, transmitted or spread in any medium or to any entity, by any employee. Such rumors can unduly and unfairly affect pricing, valuation and trading of investment instruments. The creation of, spreading or furtherance of any type of such manipulative or false rumor, in any form or medium, to any person or entity, shall be cause for immediate dismissal from the firm for any and all employees that are involved in any way with such information. This includes, but is not limited to the creation, use, possession of any type of manipulative or suspect messages, paragraphs, comments, words or language in any type of medium, including written documents, electronic communications, (Email, PIN messages, instant messages, text messages, blogs, chat rooms, and PDA’s) and phone messages. If the existence, or possible existence of any type of manipulative/false rumor is suspected/detected by any employee, he/she shall immediately report such incident directly to his/her supervisor, the CCO and/or a Managing Director.  The CCO will immediately investigate the possible existence and veracity of such rumor, its origin, destination, and materiality. Further, as a regular policy and practice, the CCO will continually monitor and check all types of communications for detection of any such malicious and/or false rumors being created within or being received by CIM.

L.        Best Execution

CIM emphasizes, requires and monitors best execution principals in its daily business. CIM believes that best execution implicates duties: care and loyalty.  The duty of care consists of four components: (1) best price; (2) fair commissions; (3) proper allocation and (4) good service. The duty of loyalty includes indentifying conflicts of interest, mitigating them to the highest extent possible, and disclosing them to clients.  CIM constantly reviews its policies in regards to broker selection, commissions; trade analytic systems; disclosure; and conflicts of interests. CIM emphasizes and requires all of its employees to understand, follow and utilize all of its guidelines for continued best execution.

M.         Honest and Ethical Conduct

The Company is committed to conducting its business in accordance with the highest ethical principles.  This Code is designed to accomplish this goal by setting forth the ethical standards which will govern the conduct of our directors, officers, and employees.

N.        Reporting of Potential Violations

Directors, officers and employees should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt.  Any director, officer or employee who becomes aware of any existing or potential violation of this Code should promptly notify the CCO.  The Company will take appropriate action to address any existing or potential violation of this Code brought to its attention, as described in this Code.  Any employee who has violated this Code will be subject to various sanctions including termination depending on the severity of such violation.

O.              Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance our legitimate business interests when the opportunity to do so arises.  Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down.   More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our directors, officers and employees is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by their Appropriate Ethics Contact.

P.                Fair Dealing

The  Company  seeks  competitive  advantages  through  superior  performance  and  not  through illegal or unethical business practices. Directors, officers and employees should deal fairly with our customers, service providers, suppliers, competitors and employees.  No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.  Any violation of this Code will subject the employee to sanctions that may include termination of employment.

Q.                Confidentiality

In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties.  Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non- public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.  The obligation to preserve confidential information continues even after employment ends.  Any violation of the confidentiality portion of this Code will be cause for termination of employment.  For additional details please refer to the firm’s policy on Safeguarding Client Information.

R.                Laws and Regulations

Our directors, officers and employees must respect and follow all laws and regulations which apply to the Company and its operations.   Therefore, our directors, officers or employees may not:

1.
In communicating with the Company or any of its customers, counterparties or regulators, make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made accurate and complete.

2.	Engage in any act, practice or course of business which operates or could operate as a fraud or deceit upon the Company, any of its customers, counterparties or regulators, or any other person.

3.	Cause the Company to violate any laws, rules and regulations applicable to the Company.

4.	Buy or sell securities of any issuer when in possession of material nonpublic information relating to the issuer, or recommend that another person buy, sell or hold the securities of such issuer.

S.                Public Disclosure and Financial Reporting

The Company requires that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable.  All directors, officers and employees who are involved in the Company's disclosure process, including the senior financial officers, are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain  familiarity  with  the  disclosure  requirements  applicable  to  the  Company  and  are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any director, officer or employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

The Company’s senior financial officers are required to establish and manage the Company’s reporting systems and procedures to ensure that:

1.	Business transactions are properly authorized and accurately recorded on the Company’s books and records.

2.	The Company’s records are maintained in accordance with applicable legal and regulatory requirements and Company policy.

3.
Periodic reporting and communications are communicated in a manner that offers the highest degree of clarity and meaning so that readers will be able to determine the significance and potential consequences.

4.	Personnel dealing with the finances of the Company are informed as to rules and regulations that affect the financial operation of the Company.

5.	The financial operation of the Company is monitored as to compliance with any applicable rules and regulations.

6.	Any identified error is corrected in a timely manner.

T.           Compliance with This Code

As evidence of compliance with this Code, all directors, officers and employees will sign an annual attestation that they have received and read this Code and that all required disclosures have been made to the Company and any known violations have been reported.

Employees are encouraged to talk to their Appropriate Ethics Contact about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.

Employees are required to cooperate in all internal investigations of misconduct.

U.               Prohibition against Retaliation

The Company strictly prohibits retaliation against any person reporting possible violations of law, ethics or this Code which are made in good faith.

V.               Enforcement of this Code

The Company has adopted the following procedure for enforcing this Code:

1.	The Company will investigate all alleged violations of this Code. This investigation will be undertaken by the CCO and/or another person designated by the Board of Directors.
2.

In  the  event  that  the  Company  determines  that  a  violation  of  this  Code  has occurred, the Company will take appropriate action against the violator, which may include termination of employment, reduction of authority or reduction in compensation.

W.               Waivers

The Company may waive provisions of this Code in appropriate circumstances. If a director, officer or employee believes that a waiver is appropriate, he or she should discuss the matter with the Appropriate Ethics Contact.

Waivers for directors or executive officers (including senior financial officers) may be made only by the Board of Directors.  The Company will publicly report all waivers which apply to the Company's directors and executive officers as required by applicable laws and regulations.

Attachment A

Compliance Officer

Charles T. Cassel III., serves as the firm’s Chief Compliance Officer (“CCO”). Marta Novick serves as the Compliance Officer.    In the event of Mr. Cassel being absent for any reason, Ms. Novick shall assume the role of CCO and all supervisory and compliance responsibilities until Mr. Cassel returns.  In the event of both Mr. Cassel and Ms. Novick being absent simultaneously, Jonathan Binder shall assume the role of CCO, and all supervisory and compliance responsibilities until either Mr. Cassel or Ms. Novick return.

Chief Investment Officer and Chief Risk Officer

The firm has designated Charles Cassel, Chief Risk Officer, and Jonathan Binder as the Chief Investment Officer of the firm.

Access Persons

Charles Cassel	Jonathan Binder	Marta Novick
Victor Maldonado	Angel Hernandez	James Anders
Michael Berry	Sergey Dubin	Alex Rishawy